EXHIBIT 5.1

[Lowndes, Drosdick, Doster, Kantor & Reed, P.A. Letterhead]

August 20, 2009

CNL Macquarie Global Growth Trust, Inc.

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

We have acted as counsel for CNL Macquarie Global Growth Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration and proposed sale of 150,000,000 shares of common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-11 (File No. 333-156479) which was filed by the Company under the Securities Act of 1933 (the “Registration Statement”).

Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that upon payment for and issuance and delivery as provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus constituting a part of the Registration Statement.

Cordially yours,

/s/ Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

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